UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2023

BLACK DIAMOND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39200	81-4254660
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Main Street, 14th Floor
Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

(617) 252-0848

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BDTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 29, 2023, Black Diamond Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co., as representative of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 15,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “common stock”) in an underwritten public offering (the “Offering”). The Shares were offered and sold in the Offering at the public offering price of $5.00 per share and were purchased by the Underwriters from the Company at a price of $4.70 per share. Under the terms of the Underwriting Agreement, the Company also granted to the Underwriters an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase up to an additional 2,250,000 shares of common stock at the public offering price (the “Optional Shares”).

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-268341), which was previously filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022 and declared effective by the SEC on November 22, 2022, a base prospectus dated November 14, 2022 and a prospectus supplement dated June 29, 2023.

The Company estimates that the net proceeds from the Offering, after deducting the underwriting discounts, commissions and reimbursements and estimated offering expenses payable by the Company, will be approximately $71.6 million, or approximately $82.4 million if the Underwriters exercise in full their option to purchase the Optional Shares. The Company intends to use the net proceeds from the offering for the advancement of the Company’s clinical development pipeline, including potential accelerated approval activities for BDTX-1535 in non-small cell lung cancer, as well as for working capital, and general corporate purposes. The Offering is expected to close on July 5, 2023, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company. The Company also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 60-day “lock-up” period with respect to sales of common stock, subject to certain exceptions.

The foregoing is a summary description of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the opinion of Goodwin Procter LLP relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 29, 2023, by and between Black Diamond Therapeutics, Inc. and Piper Sandler & Co., as representative of the several underwriters named in Schedule A thereto.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2023	BLACK DIAMOND THERAPEUTICS, INC.

	By:	/s/ Brent Hatzis-Schoch
	Name:	Brent Hatzis-Schoch
	Title:	Chief Operating Officer and General Counsel